Exhibit 99.1

FICO Announces Earnings for Fourth Quarter Fiscal 2011

Revenue of $160 million

Earnings per share of $0.64 per share

MINNEAPOLIS--(BUSINESS WIRE)--November 2, 2011--FICO (NYSE:FICO), the leading provider of analytics and decision management technology, today announced financial results for its fourth fiscal quarter ended September 30, 2011.

Fourth Quarter Fiscal 2011 Results
Net income for the quarter totaled $24.6 million, or $0.64 per share. This compares with prior-year period net income of $15.8 million, or $0.38 per share.

Fourth Quarter Fiscal 2011 Revenue
The company reported quarterly revenues of $160.2 million versus $155.1 million reported in the prior year period, a 3% increase.

“We finished fiscal 2011 strong, meeting or exceeding our targets for revenue, net income, and free cash flow,” said Mark Greene, chief executive officer. “The combination of a disciplined operational approach – allocating capital towards product innovation, client service, and revenue-producing activities – and our strategy of bringing superior predictive analytics solutions to market ahead of our competition is bearing fruit despite tough economic conditions.”

Revenues for the fourth quarter of fiscal 2011 across each of the company’s three operating segments were as follows:

  Applications revenues, which include the company’s preconfigured Decision Management applications and associated professional services, were $97.4 million in the fourth quarter compared to $96.1 million in the prior year quarter, an increase of 1%, primarily due to an increase in revenue from Fraud Management and Origination solutions, offset by declines in license sales in Collections and Recovery and Customer Management solutions, and volume decline in Marketing solutions.
  Scores revenues, which include the company’s business-to-business scoring solutions and associated professional services, and the myFICO® business-to-consumer service, were $45.0 million in the fourth quarter compared to $41.7 million in the prior year quarter, an increase of 8%, primarily due to an increase in revenue from B2B solutions.
  Tools revenues, which include Blaze Advisor® and Xpress Optimization and related products and services, were $17.8 million in the fourth quarter compared to $17.3 million in the prior year quarter, an increase of 3%, primarily due to an increase in license sales and services related to Blaze Advisor®.

Bookings
Bookings for the fourth quarter were $106.4 million compared to $105.6 million in the prior year period. Bookings represent contracts signed in the current reporting period that will generate new future revenue streams. Management regards the volume of bookings achieved, among other factors, as an important indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company’s revenues, and they are subject to a number of risks and uncertainties concerning timing and contingencies affecting product delivery and performance.

Balance Sheet and Cash Flow
Cash and cash equivalents, and investments were $256.7 million at September 30, 2011, as compared to $230.3 million at September 30, 2010. Significant changes in cash and cash equivalents from September 30, 2010 include $136.2 million of cash provided by operations, $7.6 million from issuances of common stock from share-based payment plans, $91.4 million used for repurchases of common stock, $14.0 million used for purchases of property and equipment, $8.0 million related to repayment on Senior Notes, and $3.1 million of dividends paid.

Outlook
The company is providing the following financial guidance for fiscal 2012, which follows:

Fiscal 2012 Guidance
Revenue	$640 million - $645 million
GAAP Net Income	$86 million - $89 million
GAAP Earnings Per Share	$2.45 - $2.55

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to report its fourth quarter fiscal 2011 results and provide various strategic and operational updates. The call can be accessed at FICO's Web site at www.FICO.com (follow the instructions on the Investor Relations page). A replay of the webcast will be available through December 2, 2011.

The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About FICO
FICO (NYSE:FICO) delivers superior predictive analytics that drive smarter decisions. The company’s groundbreaking use of mathematics to predict consumer behavior has transformed entire industries and revolutionized the way risk is managed and products are marketed. FICO’s innovative solutions include the FICO® Score — the standard measure of consumer credit risk in the United States — along with the industry-leading solutions for managing credit accounts, identifying and minimizing the impact of fraud, and customizing consumer offers with pinpoint accuracy. Most of the world’s top banks, as well as leading insurers, retailers, pharma businesses and government agencies rely on FICO solutions to accelerate growth, control risk, boost profits and meet regulatory and competitive demands. FICO also helps millions of individuals manage their personal credit health through www.myFICO.com. Learn more at www.fico.com. FICO: Make every decision count.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions or in the markets we serve, and other risks described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2010 and its last quarterly report on Form 10-Q for the period ended June 30, 2011. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FICO, myFICO and Blaze Advisor are all trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Years Ended September 30, 2011 and 2010
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues:
Transactional and maintenance	$115,497	$110,778	$453,430	$455,487
Professional services	31,410	27,174	115,941	102,878
License	13,342	17,146	50,312	47,278
Total revenues	160,249	155,098	619,683	605,643

Operating expenses:
Cost of revenues	48,763	48,456	186,470	180,932
Research & development	13,556	16,178	62,129	73,581
Selling, general and administrative	54,890	59,286	223,615	225,263
Amortization of intangible assets	1,937	1,983	7,741	10,901
Restructuring	-	1,617	12,391	1,617
	119,146	127,520	492,346	492,294
Operating income	41,103	27,578	127,337	113,349
Other expense, net	(8,042)	(7,538)	(29,882)	(21,045)
Income from operations before income taxes	33,061	20,040	97,455	92,304
Provision for income taxes	8,442	4,199	25,893	27,847
Net income	$24,619	$15,841	$71,562	$64,457

Basic earnings per share:	$0.65	$0.39	$1.82	$1.44
Diluted earnings per share:	$0.64	$0.38	$1.79	$1.42

Shares used in computing earnings per share:
Basic	38,088	41,141	39,359	44,903
Diluted	38,687	41,590	39,988	45,308

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2011 and September 30, 2010
(In thousands)
(Unaudited)

	September 30,	September 30,
	2011	2010
ASSETS:
Current assets:
Cash and cash equivalents	$135,752	$146,199
Marketable securities	105,826	68,615
Accounts receivable, net	104,974	113,187
Prepaid expenses and other current assets	17,929	19,174
Total current assets	364,481	347,175

Marketable securities and investments	15,104	15,441
Property and equipment, net	33,017	30,975
Goodwill and intangible assets, net	684,186	693,197
Other assets	32,680	36,928
	$1,129,468	$1,123,716

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$60,260	$37,497
Accrued compensation and employee benefits	36,470	33,697
Deferred revenue	41,768	42,953
Current maturities on long-term debt	8,000	8,000
Total current liabilities	146,498	122,147

Senior notes	504,000	512,000
Other liabilities	13,476	14,655
Total liabilities	663,974	648,802

Stockholders' equity	465,494	474,914
	$1,129,468	$1,123,716

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended September 30, 2011 and 2010
(In thousands)
(Unaudited)

	Year Ended
	September 30,
	2011	2010
Cash flows from operating activities:
Net income	$71,562	$64,457
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	24,197	30,918
Share-based compensation	15,500	17,305
Changes in operating assets and liabilities net of disposition effects	27,769	(10,536)
Other, net	(2,872)	3,636
Net cash provided by operating activities	136,156	105,780

Cash flows from investing activities:
Purchases of property and equipment	(14,020)	(17,453)
Net activity from marketable securities	(37,821)	125,858
Other, net	140	2,232
Net cash provided by (used in) investing activities	(51,701)	110,637

Cash flows from financing activities:
Payments on revolving line of credit	-	(295,000)
Payment on Senior Notes	(8,000)	-
Proceeds from issuance of senior notes	-	245,000
Proceeds from issuances of common stock	7,613	1,411
Repurchases of common stock	(91,422)	(196,119)
Other, net	(2,212)	(3,765)
Net cash used in financing activities	(94,021)	(248,473)

Effect of exchange rate changes on cash	(881)	98

Decrease in cash and cash equivalents	(10,447)	(31,958)
Cash and cash equivalents, beginning of period	146,199	178,157
Cash and cash equivalents, end of period	$135,752	$146,199

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
For the Quarters and Years Ended September 30, 2011 and 2010
(In thousands)
(Unaudited)

	Quarter Ended		Year Ended
	September 30,		September 30,
	2011	2010	2011	2010

Applications revenues:
Transactional and maintenance	$64,682	$62,899	$258,736	$257,275
Professional services	26,793	23,514	100,921	86,097
License	5,921	9,647	23,371	23,886
Total applications revenues	$97,396	$96,060	$383,028	$367,258

Scores revenues:
Transactional and maintenance	$43,721	$40,960	$164,918	$170,141
Professional services	523	631	2,102	2,042
License	755	156	1,547	156
Total scores revenues	$44,999	$41,747	$168,567	$172,339

Tools revenues:
Transactional and maintenance	$7,094	$6,919	$29,776	$28,071
Professional services	4,094	3,029	12,918	14,739
License	6,666	7,343	25,394	23,236
Total tools revenues	$17,854	$17,291	$68,088	$66,046

Total revenues:
Transactional and maintenance	$115,497	$110,778	$453,430	$455,487
Professional services	31,410	27,174	115,941	102,878
License	13,342	17,146	50,312	47,278
Total revenues	$160,249	$155,098	$619,683	$605,643

CONTACT:
FICO
Investors/Analysts:
Steve Weber, 800-213-5542
investor@fico.com
or
Media:
Steve Astle, 415-446-6204
stephenastle@fico.com